Ex-99.p.1

SCOUT CODE OF ETHICS
April 2016

I.  GENERAL PROVISIONS

This Code of Ethics has been adopted by Scout Investments (“SI”), including its Reams Asset Management Division (“Reams”), Scout Distributors (“SDL”) (together referred to as “Scout”) and the Scout Funds with the objectives of deterring wrongdoing and (1) providing standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) promoting full, fair, accurate, timely and understandable disclosure in reports and documents which the Firm files with the Securities and Exchange Commission and in other public communications made by Scout, (3) promoting compliance with applicable governmental laws, rules and regulations, (4) facilitating prompt internal reporting of violations of this Code of Ethics, and (5) providing accountability for adherence to this Code of Ethics.

This Code of Ethics applies to all Supervised Persons.  A Supervised Persons means any Scout partner, officer, director (or other person occupying a similar status or performing functions similar to any of those persons), or employee, or any other persons who provide advice on behalf of Scout and who are subject to Scout’s supervision and control.

All Supervised Persons have a duty and requirement to:
•	Place the clients’ interests first;
•	Conduct all personal transactions in accordance with this Code of Ethics and in compliance with applicable laws and regulations;
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Avoid actual or potential conflicts of interest (or when this is not possible, fully disclose them to the client) or any abuse of their position of trust and responsibility and not take inappropriate advantage of their position;

•	Maintain the confidentiality of the identity of security holdings and financial circumstances of clients;
•	Maintain their independence in the investment decision-making process applicable to the degree they participate in the investment decision-making process;
•	Comply with applicable federal securities laws; and
•	Report any violations of this code to the Chief Compliance Officer.

Implementation and interpretation of this Code are the primary responsibilities of the Chief Compliance Officer.  In administering these responsibilities, the Chief Compliance Officer may consult with Scout management as appropriate regarding violations of the Code and in applying penalties as identified on Appendix A – Schedule of Sanctions.  Any alleged violations of this Code must be reported to the Chief Compliance Officer.   Scout may take disciplinary action and/or impose sanctions including, but not limited to, termination of employment, suspension, revocation of personal trading privileges and/or disgorgement of profits resulting from the violation.  Financial penalties for noncompliance will be contributed to a charitable foundation or to a charity.  Additional consequences for noncompliance and actions are not limited to the penalties listed depending upon the circumstances of noncompliance.  Furthermore, violations of the Code of Ethics may also be violations of the law and may result in civil and/or criminal penalties.

The Chief Compliance Officer will take reasonable means to protect the privacy of personal information collected in implementing the Code of Ethics.  If a violation occurs or a matter is in need of resolution, only the minimum information as determined by the Chief Compliance Officer will be disclosed as needed to communicate or facilitate consideration with appropriate individuals of any matter under this Code of Ethics.  Information may also be disclosed to the extent necessary to implement and enforce the provisions of this Code of Ethics or to respond to appropriate requests.

II. STANDARDS OF BUSINESS CONDUCT

Conflicts of Interest

All Supervised Persons have an affirmative duty of care, loyalty, honesty, and good faith, and to act in the best interests of their clients.  Compliance with this duty is best served by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  A “conflict of interest” occurs when an individual’s personal interests interfere or appear to interfere with client interests.  A conflict may arise when a person takes actions or has interests that make it difficult to perform his or her duties with respect to the client objectively and effectively.  Conflicts of interest may also arise when a person receives improper benefits, or members of his or her family receive improper personal benefits resulting from his or her position.

Supervised Persons must avoid conduct or activities that may appear to be a conflict or impropriety.  Any Supervised Person that feels a need to disclose a potential conflict should first discuss the potential conflict with his/her supervisor and/or the Chief Compliance Officer.

Conflicts Among Client Interests

Supervised Persons should not favor the interests of one client over another client.  Inappropriate favoritism of one client over another client constitutes a breach of fiduciary duty.

Competing with Client Trades

Supervised Persons are prohibited from competing with client securities transactions by profiting personally, directly or indirectly, from personal securities trades by using knowledge about pending or potential securities transactions of clients.

Disclosure of Personal Interest

Supervised Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in an issuer or its affiliates, to the Chief Compliance Officer.  For purposes of this paragraph, material beneficial ownership is an investment in an amount that could potentially alter judgment regarding the security and, at a minimum, is defined as the Covered Person having beneficial ownership of 1% or more of any class of common equity securities of the subject company.  If the beneficial ownership is concluded to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer.  Research analysts with a material personal interest in an issuer are precluded from covering that issuer.  If the Supervised Person has any doubts as to whether a material interest, beneficial ownership or relationship could potentially impair their judgment, then the Supervised Person should contact the Chief

Compliance Officer to discuss details of the holding, relationship or activity.  The Chief Compliance Officer will consult with the appropriate portfolio manager as necessary or legal counsel in rendering a decision and notify appropriate parties of the material personal interests identified.

Vendors and Suppliers

Supervised Persons must disclose personal investments or other interests in vendors or suppliers with respect to which the Supervised Person negotiates or makes decisions regarding the selection of that vendor or supplier for services provided to clients.  The Supervised Person must disclose this interest to the Chief Compliance Officer.  If the Chief Compliance Officer determines the beneficial ownership presents a material conflict, the Supervised Person may not participate in any decision-making process regarding procurement of the services of that vendor or supplier for clients.

Transactions with Clients

Supervised Persons are prohibited from knowingly purchasing from or selling to a client any security or other property, except securities issued by the client.

III. INSIDER TRADING

Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information (also called “inside information”) about the company or entity.  Any Supervised Person who purchases or sells securities while in possession of material inside information or who communicates or “tips” such inside information to anyone else who trades securities on such information, violates this Code of Ethics and may violate United States securities laws.  Federal law imposes obligations on employers to ensure that their employees do not improperly trade securities using inside information.  Any Supervised Person who becomes aware of material nonpublic information should not, without first discussing the information with the Chief Compliance Officer:
✓	Trade in the securities of such company for a personal or client’s account;
✓	Recommend transactions in the security; or
✓	Disclose (tip) the information to others.

Scout and the Scout Funds Insider Trading Policies and Procedures (Insider Trading Policy) is included for detailed policies and procedures governing insider trading.  The Insider Trading Policy is incorporated as part of this Code of Ethics and for purposes of applying this Code’s provisions.

IV. GIFTS AND ENTERTAINMENT

Giving or Receiving Gifts or Entertainment

Supervised Persons should exercise good judgment in providing or accepting anything of value.  Supervised Persons shall not offer, provide or solicit for themselves, or any third party, anything of value from anyone in return for any business, service, or confidential or proprietary information.  Furthermore, Supervised Persons are prohibited from providing or accepting anything of value from anyone as a condition of obtaining the business of Scout, the Scout Funds or any of their subsidiary or affiliated companies, either before or after the transaction is discussed or consummated.  Gifts or entertainment should never be provided or accepted in circumstances in which it appears to others that business judgment has been compromised.  This does not prohibit associates and officers from providing or accepting something of nominal value from a customer or supplier doing or seeking to do business with Scout or the Scout Funds without the risk of corruption or breach of trust.  Cash and checks, however, should not be accepted regardless of amount.  The following examples help explain what is permissible under the policy:

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The provision or acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where the circumstances make it clear that those relationships are the motivating factor;

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The provision or acceptance of meals, refreshments, entertainment or transportation to local events, all of reasonable value and in the course of business at which the giver is present.  (Acceptance of accommodations or non-local travel arrangements should not be accepted).  Examples include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety.  The acceptance of advertising or promotional material of reasonable value such as pens, pencils, notepads, key chains, calendars and similar items;

•	The acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or
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The provision or acceptance of gifts of reasonable value (a real or perceived value of $100 or less) where the gift is neither so frequent nor so extensive as to raise any question of propriety.  Entertainment where the giver is not present is considered a gift.

Investment Related Gifts or Entertainment

Scout trading employees are prohibited from receiving gifts or entertainment from entities that receive anything of value from the investment of client’s assets (Investment Related Entities).  This includes broker-dealers that execute client transactions, companies selected as an investment for client assets and any vendor or research provider that is compensated either directly or indirectly for soft dollar services.  This prohibition will not apply to gifts or entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $10 in value.)  The Chief Compliance Officer may approve gifts or entertainment over $10 under specific circumstances (e.g., broker-dealer provides lunch for multiple employees during a meeting), provided the gifts or entertainment are reported as described below. For non-trading employees, the receipt of gifts from any one Investment Related Entity cannot exceed $100 per year (on an individual employee basis). In addition, for non-trading employees, the receipt of entertainment from any one Investment Related Entity cannot exceed $100 per event and $250 per year (on an individual basis).

Reporting Gifts or Entertainment

Employees are required to report gifts or entertainment that are given in the course of soliciting existing or potential clients and any investment related gifts or entertainment received as described above.  This reporting obligation will not apply to gifts or entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $10 in value.) Gifts must be values at the higher of cost or market value exclusive of tax and delivery charges. Each employee will be required to certify every quarter that he or she has reported all gifts or entertainment given and/or received in accordance with this Code of Ethics.  Employees who are registered representatives of UMB Distribution Services will be required to maintain and report gifts and/or entertainment provided in accordance with policies and procedures adopted by UMB Distribution Services.

Donations

Donations from SI, Reams or Scout Distributors at the request of existing or potential clients are permissible, but cannot exceed $2,000 per year per recipient.  Any donation over $250 must be approved by the CEO of SI.

V. OTHER PROVISIONS

Initial Public Offerings

All Supervised Persons shall not purchase any equity securities in an initial public offering.1

Market Timing

Supervised Persons are prohibited from engaging in any trading activities potentially injurious to the Scout Funds or within any other mutual funds advised by SI as such activity is defined by the funds.  This includes patterns of frequent trading or market timing when discouraged or prohibited by SI’s fund clients.

Service as a Director

Supervised Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the CEO of SI.

Disclosure of Holdings or Transaction Information

Supervised Persons are prohibited from disclosing holdings or transaction information of the Scout Funds, fiduciary accounts or advisory clients other than to the client or others legally entitled to the information.  Disclosures related to the holdings or transactions in the Scout Funds are subject to the fund’s policy on Disclosure of Portfolio Holdings expressed in the Scout Funds’ Compliance Manual.  Any questions regarding the disclosure of holdings or transaction information should be posed to the Chief Compliance Officer.

Disclosure of Approved Securities Lists

Supervised Persons are not to disclose Approved Securities2 lists or any information regarding what securities are on the list, or changes to the list, unless to support an operational need and if approval is

1 “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

2 Reference to Approved Securities Lists refers to the list of securities approved for investment in UMB Bank discretionary or advisory accounts.  The reference includes securities which have been approved by the Trust Policy Committee, or are in the process of being recommended for inclusion upon the Approved Securities List.

received from the Chief Compliance Officer.  It is required of Supervised Persons to properly safeguard Approved Securities lists and ensure that unauthorized access is not attained.  Access to approved securities lists will be limited to persons with a need to know.

Participation in Investment Clubs

Access Persons (as defined in the Personal Trading Annex below) are prohibited from participating in or contributing to Investment Clubs without notifying the Chief Compliance Officer.  The Chief Compliance Officer may prohibit your participation in or contribution to an Investment Club.  Transactions in Covered Securities are subject to the same preclearance, blackout, and reporting requirements as the Access Persons’ other accounts.

Disciplinary Disclosures

All Supervised Persons are required to certify annually that they are not subject to any of the disciplinary events listed in Item 11 in the current Form ADV, Part 1 or disclose matters for which need to be reflected in the Form ADV.

CFA Institute Asset Manager Code of Professional Conduct.

The Code of Ethics, as well as other compliance policies and procedures, have been adopted by SI to meet the required elements of the CFA Institute Asset Manager Code of Professional Conduct.  SI will make the following statement whenever SI claims compliance with the Asset Manager Code of Professional Conduct:

“Scout Investments, Inc. claims compliance with the CFA Institute Asset Manager Code of Professional Conduct.  This claim has not been verified by CFA Institute.”

VI. CERTIFICATION

Each newly hired Supervised Person will be provided a copy of the Code of Ethics and must certify in writing initially and annually thereafter that they have received a copy of the Code of Ethics, read and understand all provisions of the Code of Ethics, and agree to comply with the applicable terms of the Code of Ethics.  Scout will provide its Supervised Persons with any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments.